Exhibit 10.13

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (hereinafter “Second Amendment’) is made this 1st day of July 2015 by and between MCCANDLESS LIMITED, LLC, a California limited liability company (“Landlord”) and AIRXPANDERS, INC., a Delaware corporation (“Tenant’).

RECITALS

A. Tenant currently leases from Landlord approximately eight thousand six hundred and fifty (8,650) square feet of space located at 1047 Elwell Court, Palo Alto, California (the “Premises”) pursuant to that certain Standard Industrial Lease dated July 14, 2010 (the “Original Lease”) and that certain First Amendment to Lease dated May 1, 2013 (the “First Amendment’, and together with this Second Amendment, collectively, the “Lease”).

B. The term of the Lease for the Premises expires on July 31, 2016 and Tenant desires to extend the term by three (3) years and two months until September 30, 2019.

C. Tenant also desires to expand the Premises to include the five thousand six hundred and ninety-two (5,692) square foot space located at 1003 Elwell Court, Palo Alto, California as shown on Exhibit A. The portion of the Premises located at 1003 Elwell Court shall be referred to herein as the “1003 Premises” and the portion of the Premises located at 1047 Elwell Court shall be referred to herein as the “1047 Premises”. The 1047 Premises are situated in the building located at 1047-1049 Elwell Court in Palo Alto as depicted on Exhibit B. The 1003 Premises shall be situated in a separate but contiguous building located at 1001-1007 Elwell Court in Palo Alto, also as depicted on Exhibit B. Together, the 1003 Premises and the 1047 Premises shall total fourteen thousand three hundred and forty-two (14,342) square feet and collectively be referred to herein as the “Premises”.

D. Tenant desires to expand the Project to include the parcel upon which is situated the building located at 1001-1007 Elwell Court within which the 1003 Premises is located. Notwithstanding the foregoing, the operating expenses for both the 1003 Premises and the 1047 Premises, while billed collectively, shall be calculated separately based upon the costs specific to each parcel and building.

E. Tenant desires to add a dishwasher and garbage disposal to the kitchen area of the 1003 Premises that will involve plumbing work and extensive remodeling. Landlord’s general contractor estimates the cost of such kitchen remodeling (the “1003 Lunchroom Tenant Improvements”) to amount to approximately fifteen thousand and 00/100 ($15,000) dollars.

F. Tenant desires to connect the voice and data communications between the 1003 Premises and the 1047 Premises. Tenant’s IT specialists estimate that such connection will require approximately three months. Accordingly, the term for the 1003 Premises shall not commence until October 1, 2015, although Tenant shall be granted prior access subject to terms defined below.

G. Landlord and Tenant desire to adjust the monthly basic rent as described in Paragraph 6 and Exhibit D, both of this Second Amendment.

H. Landlord is willing to so extend the term of the Lease, expand the Premises, consent to the 1003 Premises 1003 Lunchroom Tenant Improvements and grant early access on the terms and conditions set forth herein.

Now, THEREFORE, in consideration of the above recitals and the mutual covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Incorporation of Recitals and Exhibits. The above Recitals and Exhibits are true and accurate and the Recitals are incorporated herein by reference.

1.

2. Term. The term of the Lease is hereby extended for three (3) additional years and two (2) additional months until September 30, 2019. The period commencing August 1, 2016 and ending on September 30, 2019 shall be referred to herein as the “second extended term”. The term of the Lease with respect to the 1003 Premises shall commence as of October 1, 2015.

3. Early Occupancy. Tenant may, at its option, take early possession of the 1003 Premises subject to the following conditions: (i) Landlord has completed the Tenant Improvement Work as described in paragraph 10 and Exhibit C below, (ii) Landlord has completed cleaning, touch-up and repair work as described as paragraph 9 below, (iii) Landlord and Tenant have executed and delivered this Second Amendment, and (iv) Tenant has delivered to Landlord written evidence that Tenant has satisfied Tenant’s insurance requirements as set forth in paragraph 11 of the Lease. Notwithstanding such early possession, Tenant shall not be required to pay basic rent or operating costs with respect to the 1003 Premises prior to the October 1, 2015 commencement of the term with respect to the 1003 Premises, but Tenant’s possession of the 1003 Premises pursuant to this paragraph shall be subject to all other terms and conditions of the Lease. If Tenant exercises its right to take possession of the 1003 Premises pursuant to this paragraph, Landlord shall not be liable for any interference with Tenant’s business which may result during the period in which Tenant Improvements (as defined in the Construction Work Letter Agreement attached hereto as Exhibit C) are being made to the Premises or cleaning, touch-up or repairs occur. Notwithstanding the above, Tenant’s IT personnel may have access to the 1003 Premises during Tenant Improvement construction and Landlord’s cleaning, touch-up and repair work so that Tenant’s IT contractor’s may effectively and timely install Tenant’s voice and data IT system.

4. Project. The Project, as defined in the preamble of the Original Lease, is hereby expanded to include that parcel containing the building located at 1001-1007 Elwell Court.

5. Premises. As of October 1, 2015, the Premises shall be expanded from eight thousand six hundred and fifty (8,650) square feet located in the 1047 Premises to fourteen thousand four hundred and forty-two (14,342) square feet located in both the 1047 Premises and the 1003 Premises together.

6. Basic Rent. The monthly basic rent as described in Paragraphs 4 (a) and 5 of the Original Lease is hereby revised in accordance with the following schedule as further described in the attached Exhibit D.

July 1, 2015 through July 31, 2015	$12,918.78 per month
August 1, 2015 through September 30, 2015	$13,306.34 per month
October 1, 2015 through July 31, 2016	$26,113.34 per month
August 1, 2015 through September 30, 2016	$32,269.50 per month
October 1, 2016 through September 30, 2017	$33,237.58 per month
October 1, 2017 through September 30, 2018	$34,234.71 per month
October 1, 2018 through September 30, 2019	$35,261.75 per month

7. Operating Costs. As of October 1, 2015, Tenant’s percentage share of operating costs shall be increased from 55.52% of the building and parcel within which the 1047 Premises is situated to also include 17.58% of the building and parcel within which the 1003 Premises is situated. Although the operating costs for each parcel shall be calculated separately, the combined operating expenses may be paid jointly. The operating costs for each parcel and building thereon shall be determined annually according to paragraphs 4(b) and 16 of the Original Lease.

8. Security Deposit. Along with the delivery of this executed Second Amendment to Lease, Tenant shall increase the security deposit as described in paragraph 4(e) of the Original Lease by Twelve Thousand and Eight Hundred and Seven and 00/100 ($12,807.00) Dollars from Twelve Thousand and Ten and 50/100 Dollars ($12,010.50) to Twenty Four Thousand Eight Hundred and Seventeen and 50/100 ($24,817.50) Dollars.

9. Touch-Up and Repairs. As soon as Tenant Improvements as described in paragraph 10 and Exhibit C below have been completed, Landlord shall, respecting the 1003 Premises, at Landlord’s sole expense, (i) professionally clean the carpet, windows and blinds, (ii) replace damaged ceiling tiles, (iii) touch-up the walls and painted surfaces as needed, (iv) clean-up and make repairs necessitated by the Tenant Improvement construction work and (v) such cleaning, touch-up or repair as reasonably needed to deliver the 1003 Premises in good working order and condition commensurate with class A office space.

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10. Tenant Improvements. Tenant Improvements shall be constructed in accordance with Exhibit C, attached hereto.

11. Brokers. Each party represents that it has not had any dealings with any real estate broker, finder or other person with respect to this Second Amendment, and that there are no leasing commissions to be paid by Landlord or Tenant in connection with this transaction, except to Cornish and Carey Commercial, d.b.a. Newmark Cornish and Carey (whose commission shall be paid by Landlord in accordance with a separate agreement between Landlord and such broker). Each party hereto shall hold harmless the other party from all damages, loss or liability resulting from any claims that may be asserted against the other party by any broker, finder or other person with whom such party has dealt, or purportedly has dealt, in connection with this transaction.

12. Restatement of Other Lease Terms. Except as specifically modified herein, all other terms, covenants and conditions of the Original Lease and First Amendment, including Tenant’s obligation to pay operating costs as described in paragraphs 4 (b) and 16, shall remain in full force and effect.

13. Capitalized Terms. All capitalized terms used in this Second Amendment shall possess the same meaning ascribed to that term in the Original Lease except as may be provided otherwise in this Second Amendment.

14. Conflicts. In the event of any conflict between the Original Lease and First Amendment on the one hand (including any interlineations) and this Second Amendment on the other, the terms of this Second Amendment shall govern and control.

15. Counterparts. This Second Amendment may be executed by facsimile or scanned e-mail in identical counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.

LANDLORD:			TENANT:

MCCANDLESS LIMITED, LLC			AIRXPANDERS, INC.
a California limited liability company			a Delaware corporation

By:	/s/ Sandra M. Simons	By:	/s/ Scott Dodson
	Jett A. McCandless or Sandra M. Simons as		Scott Dodson, President and CEO
Managing Members

3.

EXHIBIT D

The monthly basic rent for the 1003 Premises shall commence on October 1, 2015 at the rate of $2.25 per square foot, amounting to $12,807.00 (5,692 SF x $2.25/SF) and shall be increased annually by three percent (3%). The monthly basic rent for the 1047 Premises shall continue as agreed in the First Amendment to Lease in the amount of $12,918.78 (8,650 SF x $1.49/SF) for the months of July and August 2015, increasing by three percent (3%) to $ 13, 306.34 (8,650 SF x $ 1.54/SF) from August 1, 2015 through July 31, 2016, the end of the first extended term for the 1047 Premises. Thereafter, the monthly basic rent per square foot for the 1047 Premises shall catch up with that of the 1003 Premises so that both spaces adjust in parallel. Accordingly, the monthly basic rent for the 1047 Premises shall increase to $19,462.50 for the months of August and September 2016 and then increase annually by three percent (3%) each succeeding October 1. The table below describes the basic monthly rent schedule for the spaces separately and combined.

Monthly Basic Rent Schedule

Lease Months	1003 Premises	1047 Premises	Combined	$/SF

7/1/15 – 7/31/15	$0	$12,918.78	$12,918.78	$1.49
8/1/15 – 9/30/15	$0	$13,306.34	$13,306.34	$1.54
10/1/15 – 7/31/16	$12,807.00	$13,306.34	$26,113.34	$1.82
8/1/16 – 9/30/16	$12,807.00	$19,462.50	$32,269.50	$2.25
10/1/16 – 9/30/17	$13,191.21	$20,046.37	$33,237.58	$2.32
10/1/17 – 9/30/18	$13,586.95	$20,647.77	$34,234.71	$2.39
10/1/18 – 9/30/19	$13,994.55	$21,267.20	$35,261.75	$2.46